                                                                    Exhibit 12.1

Ratio of earnings to fixed charges


                                January 3,     January 2,     January 1,   December 30,   December 29,
                                   1998           1999           2000          2000           2001
                              ------------------------------------------------------------------------
Earnings (1)                    25,205,800     26,022,400     36,065,600     40,598,000     50,319,700
Fixed Charges                   10,867,933      9,705,400      8,957,967     19,841,133     25,272,533
                              ------------------------------------------------------------------------

   Total                        36,073,733     35,727,800     45,023,567     60,439,133     75,592,233
[divided by]
Fixed Charges                   10,867,933      9,705,400      8,957,967     19,841,133     25,272,533
                              ------------------------------------------------------------------------

Ratio of earnings to
  fixed charges                        3.3            3.7            5.0            3.0            3.0
                              ========================================================================

Fixed Charges:
Interest Expense                 8,220,900      7,293,100      6,503,600     15,462,700     17,697,700
Amortization of
 deferred financing
 costs                              52,900         48,800         48,800        401,300      1,085,900
1/3 of Net Rent Expense          2,594,133      2,363,500      2,405,567      3,977,133      6,488,933
                               -----------------------------------------------------------------------

Total Fixed Charges             10,867,933      9,705,400      8,957,967     19,841,133     25,272,533




                               Pro Forma                                          June 7, 2002      Pro forma
                              December 29,   September 29,   December 30, 2001   to September 28,  September 28,
                                  2001           2001         to June 6, 2002        2002              2002
                              ----------------------------------------------------------------------------------
Earnings (1)                    27,725,000     36,356,100       33,193,700        21,230,800         41,596,000
Fixed Charges                   41,992,762     18,462,900        9,580,400        13,552,700         31,580,000
                              ----------------------------------------------------------------------------------

   Total                        69,717,762     54,819,000       42,774,100        34,783,500         73,176,000
[divided by]
Fixed Charges                   41,992,762     18,462,900        9,580,400        13,552,700         31,580,000
                              ----------------------------------------------------------------------------------

Ratio of earnings to
  fixed charges                        1.7            3.0              4.5               2.6                2.3
                              ==================================================================================

Fixed Charges:
Interest Expense                33,015,000     13,483,100        6,143,900        10,713,600         24,847,000
Amortization of
 deferred financing
 costs                           1,644,429        113,100          213,100           562,500          1,233,000
1/3 of Net Rent Expense          7,333,333      4,866,700        3,223,400         2,276,600          5,500,000
                              ----------------------------------------------------------------------------------

Total Fixed Charges             41,992,762     18,462,900        9,580,400        13,552,700         31,580,000

(1) Represents earnings before patronage dividends.